Ernst & Young LLP
833 E. Michigan St
Milwaukee, WI 53202

Tel: +1 414 273 5900
Fax: +1 414 223 7200
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Building a better working world

November 14, 2023

Mr. Mark Kornetzke
Harley-Davidson, Inc.
3700 W. Juneau Avenue
Milwaukee, WI 53208

Dear Mark:

Enclosed is a signed copy of our consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Harley-Davidson, Inc. for the registration of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and equity units and to the incorporation by reference therein of our report dated February 24, 2023, with respect to the consolidated financial statements and schedule of Harley-Davidson, Inc. and the effectiveness of internal control over financial reporting of Harley-Davidson, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022 filed with the Securities and Exchange Commission

If you have any questions regarding the form or use of this consent, please call me.

Very truly yours,

Bill

William Broderick
Partner

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Harley-Davidson, Inc. for the registration of common stock, preferred stock, depository shares, debt securities, warrants, stock purchase contracts and equity units and to the incorporation by reference therein of our reports dated February 24, 2023, with respect to the consolidated financial statements and schedule of Harley-Davidson, Inc., and the effectiveness of internal control over financial reporting of Harley-Davidson, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Milwaukee, Wisconsin
November 14, 2023